Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Announces Pricing of $400 Million Aggregate Principal Amount of 1.900% Notes due 2028

JERICHO, N.Y., August 10, 2020 – Kimco Realty Corp. (NYSE: KIM) today announced the pricing of its public offering of $400 million aggregate principal amount of 1.900% notes due 2028 (the “notes”) with an effective yield of 1.964%, maturing March 1, 2028. The offering is expected to settle on August 24, 2020, subject to customary closing conditions.

The company intends to use the net proceeds from the offering to redeem all of its outstanding 3.20% Senior Notes due 2021 (of which approximately $284.9 million are outstanding) and for general corporate purposes.

BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, U.S. Bancorp Investments, Inc., Mizuho Securities USA LLC and Wells Fargo Securities, LLC served as joint book-running managers for the notes. BMO Capital Markets Corp., J.P. Morgan Securities LLC and RBC Capital Markets, LLC served as senior co-managers for the notes. Barclays Capital Inc., BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, Credit Suisse Securities (USA) LLC, Regions Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC and Truist Securities, Inc. served as co-managers for the notes.

The offering of the notes is being made pursuant to an effective shelf registration statement, prospectus and related prospectus supplement. Copies of the prospectus supplement and the base prospectus, when available, may be obtained by contacting BofA Securities, Inc. at 200 North College Street, NC1-004-03-43 Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, toll-free at 1-800-294-1322 or at dg.prospectus_requests@bofa.com; Citigroup Global Markets Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, toll-free at 1-800-831-9146 or at prospectus@citi.com; Morgan Stanley & Co. LLC at 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, telephone at 1-800-718-1649 or at prospectus@morganstanley.com or U.S. Bancorp Investments, Inc. at 214 N. Tryon Street, 26th Floor, Charlotte, North Carolina 28202, telephone at 1-877-558-2607. Investors may also obtain these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of June 30, 2020, the company owned interests in 400 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years.

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges,(xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity and (xvi) inability of the parties to satisfy certain closing conditions. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

###

CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy

Kimco Realty Corporation
1-866-831-4297

dbujnicki@kimcorealty.com